Exhibit 4.3

PROPEX INC.,

as the Issuer,

EACH OF THE GUARANTORS PARTY HERETO,

as Guarantors

and

WELLS FARGO BANK, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 23, 2006

Supplementing the Indenture dated as of December 1, 2004

10% Senior Notes due 2012

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 23, 2006, among PROPEX INC., a Delaware corporation (the “Company”), the Guarantors party to the Indenture (as defined herein), SI Geosolutions Exchange LLC, a Delaware limited liability company (“SIGE”), Propex Geosolutions Corporation, a Delaware corporation (“PGC”), SI Concrete Holdings LLC, a Delaware limited liability company (“SICH”), Propex Concrete Systems Corporation, a Delaware corporation (“PCSC”), and SI Concrete Exchange LLC, a Delaware limited liability company (“SICE”) (SIGE, PGC, SICH, PCSC and SICE being collectively referred to as the “New Guarantors”), and WELLS FARGO BANK, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture dated as of December 1, 2004, among the Company, the Guarantors and the Trustee (the “Indenture”), for the benefit of one another and for the equal and ratable benefit of the Holders of the Company’s 10% Senior Notes due 2012 (the “Notes”);

WHEREAS, the Company has changed its name from “Propex Fabrics Inc.” to “Propex Inc.”, and Propex Fabrics Holdings Inc., a Delaware corporation and the parent corporation of the Company, has changed its name to “Propex Holdings Inc.”;

WHEREAS, the Company has acquired or invested in the New Guarantors, and each of the New Guarantors meets the definition of “Domestic Restricted Subsidiary” contained in the Indenture;

WHEREAS, Section 4.16 of the Indenture requires that if the Company shall acquire or invest in any Domestic Restricted Subsidiary, such Domestic Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

WHEREAS, Section 9.1(e) of the Indenture provides that the Company, the Guarantors and the Trustee may supplement the Indenture, without the consent of any Holder of a Note, to provide for additional Guarantors as set forth in Article X of the Indenture;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by resolution of the board of directors of the Company and the Guarantors and the board of directors of each of the New Guarantors has authorized this First Supplemental Indenture and the execution of a Subsidiary Guarantee; and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture valid and binding upon the Company, the Guarantors and the New Guarantors and enforceable against the New Guarantors in accordance with its terms, have been performed and fulfilled;

NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of one another and for the equal and ratable benefit of the Holders of the Notes, as follows:

Section 1. Certain Terms Defined in the Indenture. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2. Additional Guarantors; Guarantee.

(a) Each New Guarantor, by execution and delivery of this First Supplemental Indenture, hereby agree to be bound by the terms of the Indenture as a Guarantor.

(b) The New Guarantors shall execute and deliver the Guarantee in the form prescribed by the Indenture, by which each New Guarantor shall agree to guarantee the obligations of the Company in accordance with the terms of the Guarantee.

Section 3. Name Changes.

(a) The text “Propex Fabrics Inc.” in the definition of “Company” in Section 1.1 of the Indenture shall be replaced with “Propex Inc.”

(b) The text “Propex Fabrics Holdings Inc.” in the definition of “Holdings” in Section 1.1 of the Indenture shall be replaced with “Propex Holdings Inc.”

Section 4. Effectiveness. This First Supplemental Indenture shall become effective upon:

(a) the execution and delivery of this First Supplemental Indenture by the Company, the Guarantors, the New Guarantors and the Trustee; and

(b) the delivery by the Company to the Trustee of the Opinion of Counsel and Officers’ Certificate pursuant to Sections 12.4 and 12.5 of the Indenture.

Section 5. Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, all of the terms, conditions and provisions of the Indenture shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6. Trustee Makes No Representation. The recitals of the Company and the Guarantors contained herein shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 7. Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 8. Headings. The headings of the Sections of this First Supplemental Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9. Governing Law. The validity and interpretation of this First Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed as of the day and year first above written.

PROPEX INC.

By:	/s/ J. F. Dana
Joseph F. Dana President and CEO

GUARANTORS:

Propex Fabrics International Holdings I Inc.

Propex Fabrics International Holdings II Inc.

SI Geosolutions Exchange LLC

Propex Geosolutions Corporation

SI Concrete Holdings LLC

Propex Concrete Systems Corporation

SI Concrete Exchange LLC

By:	/s/ J. F. Dana
Joseph F. Dana President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ N. Patterson
Name:	Nancye Patterson
Title:	Vice President